Exhibit 10.69

ANNUAL BASE SALARIES APPROVED FOR NAMED EXECUTIVE OFFICERS

OF

WORTHINGTON INDUSTRIES, INC.

On June 23, 2015, the Compensation and Stock Option Committee of the Board of Directors of Worthington Industries, Inc. (the “Registrant”) approved the base salaries for the named executive officers identified below, which base salaries will become effective September 2015.

Name and Principal Position	Base Salary

John P. McConnell Chairman of the Board and Chief Executive Officer of the Registrant	$643,750

Mark A. Russell President and Chief Operating Officer of the Registrant	$530,500

B. Andrew Rose Executive Vice President and Chief Financial Officer of the Registrant	$479,500

Andrew J. Billman President, Worthington Cylinder Corporation	$371,315

Geoffrey G. Gilmore President, The Worthington Steel Company	$425,000